Exhibit 99.1

NEWS BULLETIN FROM:	RE: Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(310) 854-8300

IMMEDIATE RELEASE:
APRIL 30, 2008

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR SECOND QUARTER OF FISCAL 2008

Total March Quarter Revenue of $172.0 Million

Recurring Revenue Down 8% in the March Quarter

Cost Improvement Projects Totaling $20 Million Underway

SOUTH JORDAN, UTAH, APRIL 30, 2008 (NYSE: HW) – HEADWATERS INCORPORATED today announced results for its quarter ended March 31, 2008, the second quarter of its 2008 fiscal year.

Highlights for the quarter included:

•	Acquisition of a met coal cleaning facility in West Virginia

•	Mortar and stucco sale completed – reducing residential construction exposure

•	Non-Section 45K revenue in the Energy Segment grew from $0.7 million to $9.5 million quarter over quarter and from $2.3 million in the December 2007 quarter

•	Breakeven operations forecasted in the Energy Segment by September 2008

The decline in net income and earnings per share for the March 2008 quarter and for the six months ended March 2008, as discussed below, is primarily due to the expiration of Section 45K and our related business. Although less significant, poor winter weather and the substantial downturn in residential construction also contributed to the decline.

Headwaters’ total revenue for the March 2008 quarter was $172.0 million, down from $274.1 million for the March 2007 quarter. Gross profit decreased from $94.4 million in the March 2007 quarter to $41.3 million in the March 2008 quarter. Operating income decreased from $45.4 million to an operating loss of $(8.9) million. The net loss of $(9.2) million in the March 2008 quarter resulted in diluted loss per share of $(0.22), compared to net income of $27.2 million, or $0.59 per diluted share, in the March 2007 quarter. Excluding a restructuring charge of $3.8 million in our Building Products Segment and $2.6 million of foreign currency losses in our Energy Segment, the quarterly loss would have been $(0.11) per share.

Headwaters’ total revenue for the six months ended March 31, 2008 was $420.9 million, down from $549.0 million for the six months ended March 31, 2007. Gross profit decreased from $174.5 million for the six months ended March 31, 2007 to $104.4 million for the six months ended March 31, 2008. Operating income decreased from $79.3 million to $9.5 million. Net income for the six months ended March 31, 2008 was $0.7 million, or $0.02 diluted earnings per share, compared to net income of $44.2 million, or $0.96 per diluted earnings per share, for the six months ended March 31, 2007. Excluding the charges described above, diluted earnings per share for the six months ended March 31, 2008 would have been $0.13.

Excluding our Section 45K business, Headwaters’ total revenue for the March 2008 quarter was $164.1 million, down from $178.3 million for the March 2007 quarter. Gross profit excluding Section 45K was $33.9 million in the March 2008 quarter, down from $43.3 million for the March 2007 quarter. Headwaters operating loss increased from $(5.1) million in the March 2007 quarter to $(16.4) million in the March 2008 quarter. After adjustment for the foreign currency loss described above, gross profit decreased by $6.8 million, and operating loss decreased by only $4.9 million when considering both charges. The positive improvement in operating expenses resulted from the initial impact of cost improvement initiatives recently implemented. The net loss for the March 2008 quarter excluding Section 45K was $(13.4) million and diluted loss per share was $(0.33), compared to a net loss of $(8.3) million, or $(0.17) per diluted share, in the March 2007 quarter. After adjustment for the two charges described above, diluted loss per share in the March 2008 quarter would have been $(0.22).

Restructuring and Productivity Improvements

Headwaters is continuing to improve performance in response to the building products down cycle. Our current cost improvement plan affects all units of the company, but most of the activity is in our building products division. In total, we have identified in excess of $20 million annualized cost savings, and have commenced activities to realize these benefits. Areas affected by these improvements include:

•	Changes in raw materials and utilization

•	Plant closings

•	Plant consolidations

•	Transportation and freight changes

•	Manufacturing changes and process improvements

•	Personnel costs

We believe that most of these improvements will result in cost savings realized over the next twelve to twenty four months.

Operating Performance

Coal Combustion Products

Revenues from coal combustion products (“CCPs”) were essentially flat, decreasing $1.1 million, from $62.1 million in the March 2007 quarter to $61.0 million in the March 2008 quarter. The gross margin of 21.9% in 2008 decreased from the 2007 gross margin of 24.6%, and the operating margin of 10.3% in March 2008 was lower than the operating margin of 13.2% in March 2007. CCPs’ comparative 2008 performance was influenced by poor weather conditions in certain markets and a change in sales mix among regions and products. We expect conditions to improve as we enter the summer months.

Building Products

Revenues from our building products business for the March 2008 quarter decreased to $93.6 million, compared to $115.5 million for the March 2007 quarter. The gross margin of 22.1% in 2008 decreased from the 2007 gross margin of 24.6%, and the negative operating margin of (8.7)% in March 2008 was lower than the March 2007 operating margin of 2.0%. Headwaters believes the decrease in operating margin is almost entirely related to the slowdown in the housing sector. Fixed costs were absorbed by lower sales, thus reducing gross margin and operating income. The March 2008 quarter includes a restructuring charge of $3.8 million. The charge relates to several plant consolidations, plant lease costs, personnel costs and asset write-offs. Headwaters’ cost improvement plan in its Building Products Segment could total more than $14 million on an annual basis.

Energy Segment

Due to the expiration of Section 45K on December 31, 2007, all licensee and owned synfuel facilities ceased operations. However, Headwaters recorded some Section 45K-related revenue in the March 2008 quarter pertaining to calendar 2007 because the final phase-out of Section 45K tax credits for calendar 2007 was lower than our estimate as of December 31, 2007. In total, revenues from our Section 45K business for the March 2008 quarter were $7.9 million.

Coal cleaning revenues in the March 2008 quarter were $6.2 million, compared to less than $0.1 million in the March 2007 quarter and $1.4 million in the December 2007 quarter. Currently, Headwaters has six coal cleaning facilities at various stages of operations. Four additional facilities are under construction and are expected to be in operation in late calendar 2008. Accordingly, Headwaters should be able to achieve its goal of ten coal cleaning facilities in operation by the end of calendar 2008. Coal cleaning revenue for fiscal 2008 is projected to be between $30 million to $40 million. Also, Headwaters is utilizing credits from sales of refined coal to reduce its effective tax rate.

Tons of coal shipped in the December 2007 and the March 2008 quarters were 85,000 (including 58,000 tons in our tolling operations) and 191,000 tons (including 53,000 tons in our tolling operations), respectively. Average revenue per ton for non-tolling product sold was $38.00 in the December 2007 quarter and $40.00 per ton in the March 2008 quarter. The tons sold during this period were sold under contract with pricing set in 2007. We estimate sales in the second half of our fiscal year will be approximately 600,000 to 700,000 tons at an average price of $40 to $42 per ton.

Currently we have approximately 1.2 million tons under contract with firm prices based on 2007 pricing levels. Most of our contracts are structured with the opportunity to adjust sales price every 12 months, staggered based upon the execution date of the contract.

We anticipate that our coal sales in 2009 will be in the range of 2.5 to 3.5 million tons at a sales price range of $55 to $63 per ton. In 2010, we anticipate that our coal sales will be in the range of 4.5 to 5.5 million tons at a sales price range of $60 to $70 per ton. Forecasted estimates are based on current market conditions, trends, and production, which could vary substantially as coal prices are at record highs and Headwaters is starting up many of its facilities.

We introduced HCAT into a third refinery in mid-February. After the trial commenced, a technical constraint arose within the unit and the refinery temporarily suspended the demonstration eight days into the test. During the eight day trial period, we observed the same positive results previously demonstrated. As of this date, the test has not restarted. We continue to look forward to resumption of the demonstration test, the reintroduction of HCAT and the conclusion of the testing period.

The expansion of our joint venture hydrogen peroxide facility in Ulsan, South Korea, was completed on budget and slightly ahead of schedule. We have doubled the capacity of the facility to 75 million tons of annual production. Delivery of hydrogen peroxide to SKC Chemical during the March quarter for the manufacture of propylene oxide commenced and we anticipate profitable operating results. Although the facility operated at near breakeven for the six months ended March 31, 2008, Headwaters incurred a $4.7 million foreign currency loss primarily related to the strength of the Euro compared to the Korean Won. EvonikHeadwaters continues to develop technology related to direct synthesis of hydrogen peroxide at its German demonstration plant.

Headwaters’ revenues are very seasonal. For fiscal 2008, substantially all of our operating income will be generated in the June and September quarters.

Our effective tax rate for fiscal 2008 is currently estimated to be approximately 30%. However, due to the combination of significant quarterly fluctuations in pretax income and discrete income tax items recorded in the first two quarters of fiscal 2008, primarily related to Section 45K, the reported income tax rate for the quarter was 19%, and the reported income tax rate for the six-month period was 86%.

Capital Structure / Indebtedness

The components of Headwaters’ debt structure as of March 31, 2008 are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity
Senior secured first lien term loan	$210.0	LIBOR + 2.0%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $9.4 million)	$15.0	Prime + 0.75%	In September 2009, if not repaid earlier
Convertible senior subordinated notes	$332.5	2.50% and 2.875%	June 2011 and February 2014
Other long-term debt	$3.9	8.0%	September 2017
Total	$561.4

With the exception of draw downs of the senior revolving credit facility and minor amounts of other long-term debt, Headwaters has no debt repayment requirements until 2011.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/06	9/30/07	3/31/08
Current Ratio	1.88	1.88	2.01
Total Debt to Equity	0.74	0.65	0.70
Total Indebtedness to TTM EBITDA	2.21	1.80	2.52
TTM EBITDA (in millions)	$269.1	$301.2	$222.7

EBITDA is used to make computations of the required debt leverage ratios. Headwaters’ TTM EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/06	9/30/07	3/31/08
Net Income (loss)	$102.1	$20.1	$(23.4)
Net Interest Expense	34.0	31.1	25.7
Income Taxes, as defined	62.3	69.8	43.2
Depreciation and Amortization, as defined	70.7	82.2	79.2
Goodwill Impairment	—	98.0	98.0
TTM EBITDA	$269.1	$301.2	$222.7

Commentary and Outlook

Steven G. Stewart, Headwaters’ Chief Financial Officer, stated, “Our operations continue to be negatively affected by the down cycle in the residential construction industry, which when combined with bad winter weather in many parts of the country, caused our March quarter results to be below our expectations. Accordingly, we believe that it is prudent to reset our earnings forecast. We project fiscal 2008 diluted earnings per share to be in the range of $0.60 to $0.75. There continues to be a broad range to our forecast because of the uncertainties in the building products environment, commercial test results of certain technologies and our ability to reach higher operational levels in the Energy Segment. However, we continue to be optimistic that the coal cleaning business will replace the old Section 45K revenue.”

“Although the building products environment continues to be difficult, we are improving the business to meet the challenge – we expect to have a stronger business when the cycle turns. Our restructuring and cost containment activities are positioning the Company to have improved future performance,” said Kirk A. Benson, Chairman and Chief Executive Officer. “In addition, our timing is excellent to become a substantial producer of high quality coal. Coal prices have rapidly increased over the last six months, in some cases doubling, and we feel very good about coal fundamentals going forward. Coal has become a global commodity and pricing is impacted by the strong demand in growing economies like China, creating an entirely new and exciting environment for Headwaters.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 7, 2008, by dialing 800 405-2236 or 303-590-3000 and entering code llll3394.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” ”plans,” variations of such words and similar expressions, are intended to help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and alternative energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2007, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2007	2008	2007	2008
Revenue:
Construction materials	$115,547	$93,560	$238,302	$208,326
Coal combustion products	62,093	60,982	131,265	138,408
Alternative energy	96,465	17,437	179,462	74,142

Total revenue	274,105	171,979	549,029	420,876
Cost of revenue:
Construction materials	87,176	72,843	177,738	154,679
Coal combustion products	46,795	47,651	96,242	103,559
Alternative energy	45,725	10,150	100,595	58,247

Total cost of revenue	179,696	130,644	374,575	316,485

Gross profit	94,409	41,335	174,454	104,391
Operating expenses:
Amortization	5,847	5,431	11,658	10,943
Research and development	5,343	3,827	9,127	7,968
Selling, general and administrative	37,785	40,959	74,346	75,988

Total operating expenses	48,975	50,217	95,131	94,899

Operating income (loss)	45,434	(8,882)	79,323	9,492
Net interest expense	(9,070)	(6,207)	(17,337)	(12,051)
Other income (expense), net	(3,590)	3,795	(6,151)	7,778

Income (loss) before income taxes	32,774	(11,294)	55,835	5,219
Income tax provision	(5,570)	2,090	(11,640)	(4,510)

Net income (loss)	$27,204	$(9,204)	$44,195	$709

Basic earnings (loss) per share	$0.65	$(0.22)	$1.05	$0.02

Diluted earnings (loss) per share	$0.59	$(0.22)	$0.96	$0.02

Weighted average shares outstanding – basic	42,169	41,117	42,123	41,502

Weighted average shares outstanding – diluted	48,406	41,117	48,390	41,622

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2007	March 31, 2008
Assets:
Current assets:
Cash and cash equivalents	$55,787	$16,465
Trade receivables, net	188,334	120,174
Inventories	53,201	67,754
Other	51,074	54,933

Total current assets	348,396	259,326
Property, plant and equipment, net	225,700	254,191
Intangible assets, net	238,144	229,601
Goodwill	787,161	784,161
Other assets	56,488	59,874

Total assets	$1,655,889	$1,587,153

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$39,379	$27,271
Accrued liabilities	145,623	86,580
Current portion of long-term debt	—	15,283

Total current liabilities	185,002	129,134
Long-term debt	542,500	546,084
Income taxes	91,721	91,325
Other long-term liabilities	6,416	22,077

Total liabilities	825,639	788,620

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	511,496	506,771
Retained earnings	319,920	300,783
Other	(1,208)	(9,063)

Total stockholders’ equity	830,250	798,533

Total liabilities and stockholders’ equity	$1,655,889	$1,587,153